Exhibit 99.1

CONSENT OF BTIG, LLC

June 25, 2021

The Board of Directors

Support.com, Inc.

1521 Concord Pike (US 202), Suite 301

Wilmington, DE 19803

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter, dated March 19, 2021, to the Board of Directors of Support.com, Inc. (“Support”) as Annex D to the Proxy Statement/Prospectus included in the Amendment No. 1 to the Registration Statement dated June 25, 2021 (the “Registration Statement”) of Greenidge Generation Holdings Inc. (“Greenidge”) on Form S-4 relating to the proposed merger of GGH Merger Sub, Inc., a wholly owned subsidiary of Greenidge, with and into Support and (ii) the references to such opinion and to our firm in such Joint Proxy Statement/Prospectus under the headings “Questions and Answers About the Merger and the Special Meeting,” “Summary – Opinion of Support’s Financial Advisor,” “Proposal I: The Merger—Background of the Merger,” “Proposal I: The Merger—Reasons for the Merger,” “Proposal I: The Merger —Opinion of Support’s Financial Advisor” and “Proposal I: The Merger—Certain Prospective Financial Information.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

BTIG, LLC